Exhibit H4

ARTIO GLOBAL EQUITY FUND INC.
AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

          THIS AGREEMENT originally made and entered into as of the 1st day of July, 2004, as amended, by and between Artio Global Equity Fund Inc., a Maryland corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), is hereby amended and restated as of July 1, 2009 and June 14, 2010.

          WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing shares in a separate portfolio of securities and other assets;

          WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

          WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”).

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

          The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

          USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) (See Exhibit D for Service Level Standards), including but not limited to:

A.

Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 (“the 1940 Act”) and the Fund’s current prospectus and statement of additional information. USBFS will not accept the placement, cancellation or modification of any order after the close of the New York Stock Exchange (“NYSE”) unless otherwise permitted by an emergency exception specifically allowed and approved by the Securities Exchange Commission. USBFS may accept the transmission of orders after the close of the NYSE provided that it has in its possession a signed servicing agreement that allows for orders to be transmitted after the close and that order transmission is allowed by SEC rule.

B.

Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.

Arrange for issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s current prospectus (“Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

E.	Pay monies upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.

Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

J.

Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.	Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.

Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

O.

Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

P.

Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state. In addition, the Company or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Company’s Blue Sky state registration status is solely limited to the initial compliance by the Company and the reporting of such transactions to the Company or its agent.

Q.

Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Company.

R.

Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit C hereto.

S.	Serve as anti-money laundering officer for the Company.

T.	Support and communication to underlying shareholders or broker/dealers for accounts flagged for market timing or suspicious activity in conjunction with other third party vendor reporting.

U.

Support an ongoing contingency planning program to evaluate the impact of significant events that may adversely affect shareholder accounts of the Company. USBFS will cooperate and provide the Company or designates of the Company with mutually agreed upon information regarding its current business continuity and disaster recovery planning and testing results in order for the Company to monitor and assess the adequacy of such plans and tests.

3.	Representations of USBFS

USBFS represents and warrants to the Company that:

	A.	It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

	B.	It is a registered transfer agent under the Exchange Act.

	C.	It is duly qualified to carry on its business in the State of Wisconsin;

	D.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

	E.	All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

F.

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, including the Massachusetts standards for the protection of personal information of residents of the commonwealth of Massachusetts that became effective on March 1, 2010, and has obtained all regulatory approvals necessary to carry on its business as not now conducted; there is not statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performace of this Agreement;

	G.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

H.

It will comply with all applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the 1940 Act, and the Gramm-Leach-Bliley Act and any laws, rules, and regulations of governmental authorities having jurisdiction; and

I.

It has and will maintain policies and procedures to detect and prevent, within its reasonable control, market timing transactions that contravene the restrictions or prohibitions on market timing as found in the Fund’s then-current prospectus and/or statement of additional information. At the direction of the Company, USBFS may implement one or more of the following procedures to detect and prevent market timing:

(1)	impose redemption or exchange fees on shares that are redeemed within a certain time period after purchase;

(2)	restrict exchange privileges;

(3)	restrict frequent trading;

(4) delay the payment of the proceeds from the redemption of Fund shares for up to seven days; or

(5) identify market timers and restrict their trading privileges or expel them from the Fund.

4.	Representations of the Company

The Company represents and warrants to USBFS that:

	A.	The Company is an open-end investment company under the 1940 Act;

	B.	The Company is a corporation organized, existing, and in good standing under the laws of Maryland;

	C.	The Company is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

	D.	All necessary proceedings required by the Articles of Incorporation have been taken to authorize it to enter into and perform this Agreement;

	E.	The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

F.

A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Company being offered for sale.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors of the Company (the “Board of Directors” or “Directors”).

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

7.	Proprietary and Confidential Information

          USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company. If any electronic and physical media (i.e. printers, facsimile machines, copiers, scanners) in the USBFS business unit is removed from the premises, procedures are currently in place to re-format any hard drives immediately upon removal to protect sensitive data and USBFS agrees to maintain and comply with such procedures.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

8.	Anti-Money Laundering Program

The Company acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures,” and the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBFS and USBFS hereby agrees to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities.

USBFS agrees to provide to the Company:

(a)

Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Fund;

(b)

Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

	(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Company;

	(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)

An annual report of its monitoring and customer identification activities on behalf of the Company. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed to from time to time by USBFS and the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

9.	Term of Agreement; Amendment

          This Agreement shall become effective as of July 1, 2009, as amended and restated as of June 14, 2010 and will continue in effect through June 30, 2014, provided that this Agreement may be terminated without penalty at any time by the Company in the event that USBFS does not adhere to its service level standards. Subsequent to June 30, 2014, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.	Duties in the Event of Termination

          In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

11.	Records

          USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.	Governing Law

          This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.	Data Necessary to Perform Services

The Company or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

15.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

notice to the Company shall be sent to:

Artio Global Equity Fund Inc.
330 Madison Avenue
New York, NY 10017

16.	USBFS Red Flag Identity Theft Prevention Program

The Company acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company has determined that the Procedures, as part of the Company’s overall Identity Theft Prevention Program, are reasonably designed to prevent identity theft and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the implementing regulations thereunder. Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s identity theft responsibilities.

USBFS agrees to supply the Identity Theft Prevention Officer for the Company. USBFS agrees to implement the Company’s Identity Theft Program (the “Program”) and is responsible for the following:

A. Identifying Red Flags that may be associated with identity theft based upon an ongoing risk assessment that includes an analysis of various risk factors such as:

	(1)	types of accounts;
	(2)	methods to open accounts;
	(3)	methods to access accounts;
	(4)	previous experience with identity theft;
	(5)	current experience with identity theft; and
	(6)	anticipated experience with identity theft based upon information gathered from both inside and outside sources such as affiliates, law enforcement and industry meetings.

B. Detecting Red Flags through the following sources:
	(1)	suspicious shareholder documentation;
	(2)	suspicious shareholder transactions;
	(3)	inconsistent shareholder information resulting from Anti-Money Laundering/Customer Identification Program reviews;
	(4)	inability to authenticate shareholder via telephone, internet or documentation requiring a signature guarantee;
	(5)	supervisory review and quality assurance checks; and
	(6)	fraud/AML software exception reports.

C. Responding to Red Flags. USBFS will take the necessary and appropriate action to respond to any Red Flag that may be indicative of identity theft including, among other actions, not opening an account, closing an account and/or filing a suspicious activity report (SAR-SF) with the Financial Crimes Enforcement Network (FinCEN). The USBFS AML Officer, Identity Theft Prevention Program Coordinator or one of their designees may contact the Company to alert them to potential identity theft activity and to involve the appropriate Company personnel in the process as necessary.

D.	Updating the Program. USBFS will modify the Company’s Identity Theft Prevention

Program as directed by the Company’s Identity Theft Prevention Program Coordinator or as recommended by USBFS AML Officer and Identity Theft Program Coordinator as a result of new, or changes in the patterns of, any Red Flags, information received from law enforcement, industry partners or victims of identity theft.

E.	Reporting to the Company’s Identity Theft Prevention Program Coordinator. USBFS will provide quarterly reporting and certification to the Company declaring that:

	(1)	it is implementing the Program on behalf of the Company;
	(2)	it has policies and procedures in place to detect, prevent and mitigate identity theft for new and existing accounts;
	(3)	it will advise the Company of any significant changes to the Program based upon, among other things, new identity theft risks that have been identified;
	(4)	it will inform the Company of any identity theft incidents (including attempts) within the Company during the previous quarter.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ARTIO GLOBAL EQUITY FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Victor Simon	By:	/s/ Michael R. McVoy

	Victor Simon		Michael R. McVoy
Title: Vice President		Title: Executive Vice President

By:	/s/ Timothy J. Clemens

Timothy J. Clemens
Title: Chief Financial Officer

Exhibit A
to the
Amended and Restated Transfer Agent Servicing Agreement

Fund Names

ARTIO GLOBAL EQUITY FUND INC.